Exhibit 99.01

Dexcom Reports Preliminary, Unaudited Revenue for the Fourth Quarter 2021 and Summary Data from the Dexcom G7 U.S. Pivotal Trial

SAN DIEGO, CA - (BUSINESS WIRE-January 10, 2022) - DexCom, Inc. (Nasdaq: DXCM), the leader in real-time continuous glucose monitoring (“CGM”), today reported that it expects preliminary, unaudited revenue for the fourth quarter ended December 31, 2021 to be approximately $698 million, an increase of 23% over the fourth quarter of 2020. U.S. revenue is expected to be approximately $517 million, representing growth of 15% over the fourth quarter of 2020. International revenue is expected to be approximately $181 million, an increase of 54% over the fourth quarter of 2020. International growth was approximately 41% on an organic1 basis.

For fiscal 2021, total preliminary, unaudited revenue is expected to be approximately $2.448 billion, an increase of more than 27% over 2020 on a reported basis and 26%1 on an organic basis.

“Dexcom once again demonstrated the ability to execute on its strategic initiatives and significantly expand its global customer base in 2021, delivering organic revenue that exceeded the midpoint of our original guidance by more than $160 million,” said Kevin Sayer, Dexcom’s Chairman, President and CEO. “I am incredibly proud of the Dexcom team, whose resilience to bring Dexcom CGM technology to people with diabetes throughout the world remains steadfast. As we enter 2022, we are well-positioned for another exciting year ahead, highlighted by the launch of our innovative G7 CGM System.”

Dexcom G7 U.S. Pivotal Trial Data

Dexcom will present data on its next generation interoperable CGM, drawn from the company’s U.S. pivotal trial2, during its presentation at the 40th annual J.P. Morgan Healthcare conference this morning at 10:30 A.M. Eastern Time. These data highlight the industry-leading precision of the G7 CGM System that accompanies several feature enhancements designed to deliver an enhanced customer experience. Summary mean absolute relative difference (MARD) from the pivotal trial was as follows:

-	Adults: 8.2%
-	Pediatrics: 8.1%

[1]	Excludes non-CGM revenue acquired in conjunction with Dexcom’s acquisition of its distributor in Australia and New Zealand.
[2]

Dexcom submitted a comprehensive 510(k) pre-market notification to the U.S. Food and Drug Administration for regulatory review of the Dexcom G7 CGM System in accordance with the iCGM Special Controls in the fourth quarter of 2021. Pending 510(k) clearance, not available for sale yet within the United States.

2022 Outlook

For 2022, Dexcom currently anticipates total revenue of approximately $2.82 billion to $2.94 billion, representing expected growth of approximately 15% to 20% over 2021. This growth outlook considers sensor volume growth driven by increasing CGM awareness for people with Type 1 and Type 2 diabetes, continued international expansion, shifting channel mix and overall market dynamics.

Dexcom will provide further details related to its 2022 financial expectations on the fourth quarter earnings call.

Fourth Quarter 2021 Financial Results Conference Call

Dexcom will report its audited full fourth quarter and fiscal 2021 financial results on Thursday, February 10, 2022 after the close of market. Management is currently scheduled to host a conference call at 4:30 p.m. (Eastern Time) that day. More details will be provided later.

About DexCom, Inc.

DexCom, Inc. empowers people to take control of diabetes through innovative continuous glucose monitoring (CGM) systems. Headquartered in San Diego, California, Dexcom has emerged as a leader of diabetes care technology. By listening to the needs of users, caregivers, and providers, Dexcom simplifies and improves diabetes management around the world.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Dexcom’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to Dexcom’s expected revenue for the fourth quarter of and the full fiscal year 2021, estimated revenue for fiscal 2022, expected 2022 growth in sensor volumes and international revenue. All forward-looking statements included in this press release are made as of the date of this release, based on information currently available to Dexcom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward-looking statements. The risks and uncertainties that may cause actual results to differ materially from Dexcom’s current expectations are more fully described in Dexcom’s Annual Report on Form 10-K for the period ended December 31, 2020, as filed with the Securities and Exchange Commission on February 11, 2021, its most recent quarterly report on Form 10-Q for the period ended September 30, 2021, as filed with the Securities and Exchange Commission on October 28, 2021, and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, Dexcom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

FOR MORE INFORMATION:

Sean Christensen

Senior Director, Investor Relations and Corporate FP&A

(858) 203-6657

www.dexcom.com